Exhibit 10.1

FIRST AMENDMENT TO FIFTH AMENDED
AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) made as of the 24th day of April, 2018, by and among KITE REALTY GROUP, L.P., a Delaware limited partnership (“Borrower”), KITE REALTY GROUP TRUST, a real estate investment trust formed under the laws of the State of Maryland (“Guarantor”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), THE OTHER LENDERS WHICH ARE SIGNATORIES HERETO (KeyBank and the other lenders which are signatories hereto, collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, Agent, the Lenders and certain other parties entered into that certain Fifth Amended and Restated Credit Agreement dated as of July 28, 2016 (the “Credit Agreement”); and

WHEREAS, Borrower has requested that the Agent and the Lenders make certain modifications to the terms of the Credit Agreement; and

WHEREAS, the Agent and the Lenders have agreed to make such modifications subject to the execution and delivery by Borrower and Guarantor of this Amendment.

NOW, THEREFORE, for and in consideration of the sum of TEN and NO/100 DOLLARS ($10.00), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1.                                      Definitions.  All the terms used herein which are not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

2.                                      Modification of the Credit Agreement.  Borrower, the Lenders and Agent do hereby modify and amend the Credit Agreement as follows:

(a)                                 By deleting in their entirety the definitions of “Applicable Margin”, “Capitalization Rate”, “Credit Rating”, “Credit Rating Level”, “Ground Lease”, “Investment Grade Rating”, “L/C Commitment Amount”, “LIBOR”, “Rating Agencies”, “Revolving Loan Commitment”, “Revolving Loan Termination Date”, “Sanctions Laws and Regulations”, “S&P”, “Swingline Commitment”, “Total Asset Value”, “Unencumbered Pool Property Controlled Subsidiary”, and “Unencumbered Pool Value” appearing in Section 1.1. of the Credit Agreement, and by inserting in lieu thereof the following:

“‘Applicable Margin’ means (a) as of any date of determination prior to such time as Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from a Rating Agency and that Borrower has irrevocably elected to have the Applicable Margin determined based on Parent’s or Borrower’s Investment Grade Rating, the percentage rate set forth below corresponding to the Leverage Ratio (expressed as a percentage) in effect at such time:

Level	Leverage Ratio	Applicable Margin For LIBOR Loans that are Revolving Loans	Applicable Margin For Base Rate Loans that are Revolving Loans	Applicable Margin For LIBOR Loans that are Term Loans B	Applicable Margin For Base Rate Loans that are Term Loans B
1	35% or less	1.05%	0.05%	1.30%	0.30%
2	Greater than 35% but less than or equal to 40.0%	1.10%	0.10%	1.30%	0.30%
3	Greater than 40% but less than or equal to 45.0%	1.15%	0.15%	1.30%	0.30%
4	Greater than 45% but less than or equal to 50.0%	1.25%	0.25%	1.45%	0.45%
5	Greater than 50.0% but less than or equal to 55.0%	1.30%	0.30%	1.60%	0.60%
6	Greater than 55.0%	1.50%	0.50%	1.90%	0.90%

The Applicable Margin shall be determined by the Agent under this clause (a) from time to time, based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3.  Any adjustment to the Applicable Margin shall be effective (i) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 9.3., as of the date 50 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate, and (ii) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 9.3., as of the date 95 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate.  If the Borrower shall fail to deliver a Compliance Certificate within the time period required under Section 9.3., the Applicable Margin shall be determined based on Level 6 until the Borrower delivers the required Compliance Certificate, in which case the Applicable Margin shall be determined as provided above effective as of the date of delivery of such Compliance Certificate.  If the Borrower shall deliver a Compliance Certificate which is subsequently determined to be incorrect and, if correct when delivered, would have resulted in a higher Applicable Margin, Borrower shall pay to the Agent, within five (5) days after demand, any additional interest that would have accrued and been payable on any Loans using such higher Applicable Margin during the period that such lower Applicable Margin was applied incorrectly.  As of the First Amendment Effective Date, the Applicable Margin shall be determined pursuant to Level 3.

(b)                                 From and after the time that Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from a Rating Agency and that Borrower has irrevocably elected to have the Applicable Margin determined based on Parent’s or Borrower’s Investment Grade Rating, “Applicable Margin” shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below (provided that any interest accrued prior to receipt of such notice that is payable at the Applicable Margin determined by reference to the Leverage Ratio shall be payable as provided in Section 2.5.):

Pricing Level	Credit Rating Level	Applicable Margin for LIBOR Loans that are Revolving Loans	Applicable Margin for Base Rate Loans that are Revolving Loans	Applicable Margin for LIBOR Loans that are Term Loans B	Applicable Margin for Base Rate Loans that are Term Loans B
1	Credit Rating Level 1	0.825%	0.00%	0.90%	0.00%
2	Credit Rating Level 2	0.875%	0.00%	0.95%	0.00%
3	Credit Rating Level 3	1.00%	0.00%	1.10%	0.10%
4	Credit Rating Level 4	1.20%	0.20%	1.35%	0.35%
5	Credit Rating Level 5	1.55%	0.55%	1.75%	0.75%

The Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Loans comprising part of the same LIBOR tranche shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however, that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Administrative Agent receives written notice of the application or change of the Credit Rating Levels pursuant to Section 9.4.(o) or receives written notice from the applicable Rating Agency of the application or a change in such Credit Rating Level, or otherwise confirms such application or change through information made publicly available by such Rating Agency.  From and after the first time that the Applicable Margin is based on Parent’s or Borrower’s Investment Grade Rating, the Applicable Margin shall no longer be calculated by reference to the Leverage Ratio.

‘Capitalization Rate’ means six and one-half percent (6.50%).

‘Credit Rating’ means, as of any date of determination, the highest of the credit ratings (or their equivalents) then assigned to Parent’s or Borrower’s long-term senior unsecured non-credit enhanced debt by, subject to the terms hereof, any of the Rating Agencies.  A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa.  A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa.  It is the intention of the parties that if Parent or Borrower only has one credit rating in effect from S&P or Moody’s, then such rating shall apply. If the Parent or Borrower has a credit rating from S&P or Moody’s, it may also include a credit rating from Fitch in determining its Credit Rating.  In the event the only credit rating is from Fitch, Borrower shall be deemed to not have a Credit Rating.  If Parent or Borrower shall have obtained a credit rating from more than one of the Rating Agencies, the highest of the credit ratings shall control provided that the next highest rating for such Person is only one level below that of the highest rating.  If the next highest rating for such Person is more than one level below that of the highest credit rating for such Person, the operative rating would be deemed to be one rating level lower than the highest of the ratings.  If Parent or Borrower shall have obtained a credit rating from one or more of the Rating Agencies and shall thereafter lose such credit rating or ratings (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) from such Rating Agency or Rating Agencies and as a result does not have a credit rating from one or more of S&P or Moody’s, the Parent or Borrower shall be deemed for the purposes hereof not to have a credit rating.  If at any time any of the Rating Agencies or any Rating Agency which has issued a credit rating of Parent or Borrower shall no longer perform the functions of a securities rating agency, then the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each such substitute rating agency with that of the rating agency being replaced) and, pending such amendment, (i) in the case of a cessation of the functions of the Rating Agencies that have provided a credit rating, the Applicable Credit Rating shall, subject to the terms hereof, be determined by reference to the rating most recently in effect prior to such cessation and (ii) in the case of a cessation of function of one Rating Agency and not the other Rating Agencies that have provided a credit rating, the Credit Rating of the other of the Rating Agencies shall, subject to the terms hereof, continue to apply.

‘Credit Rating Level’ means one of the following five pricing levels, as applicable, and provided that, from and after the time that Administrative Agent receives written notice from Borrower that Parent or Borrower has an Investment Grade Rating from at least one of the Rating Agencies (subject to the terms of the definition of Credit

Rating) and that Borrower has irrevocably elected to have the Applicable Margin determined based on Parent’s or Borrower’s Investment Grade Rating, during any period that the Parent has no Credit Rating Level, Credit Rating Level 5 shall be the applicable Credit Rating Level:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P, A3 by Moody’s or, subject to the terms of the definition of “Credit Rating”, A- by Fitch;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P, Baa1 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB+ by Fitch and Credit Rating Level 1 is not applicable;

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P, Baa2 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB by Fitch and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P, Baa3 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB- by Fitch and Credit Rating Levels 1, 2 and 3 are not applicable; and

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P, Baa3 by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB- by Fitch or there is no Credit Rating.

‘Ground Lease’ means a ground lease containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of 25 years or more from the First Amendment Effective Date, or with respect to any Ground Lease with respect to any Property that is an Unencumbered Pool Property included in the Unencumbered Pool prior to the First Amendment Effective Date, 25 years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

‘Investment Grade Rating’ means a Credit Rating of BBB- or better by S&P, Baa3 or better by Moody’s or, subject to the terms of the definition of “Credit Rating”, BBB- or better by Fitch.

‘L/C Commitment Amount’ equals $60,000,000.

‘LIBOR’ means, with respect to a LIBOR Loan for any Interest Period therefor, the average rate as shown in Reuters Screen LIBOR01 Page (or any successor service, or if such Person no longer reports such rate as determined by Agent, by another commercially available source providing such quotations approved by Agent) (such rate, the “LIBOR Screen Rate”) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates.  If such service or such other Person approved by Agent described above no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, then at the option of Agent, Loans shall accrue interest at the Base Rate plus the Applicable Margin for such Loan.  Notwithstanding the foregoing, if as so determined LIBOR shall be less than zero, such rate shall be deemed to be zero except in the case of LIBOR Loans that are subject to a Specified Swap Contract that provides a hedge against interest rate risk.

‘Rating Agencies’ means S&P, Moody’s and Fitch, collectively, and “Rating Agency” means S&P, Moody’s or Fitch.

‘Revolving Loan Commitment’ means, as to each Revolving Loan Lender, such Revolving Loan Lender’s obligation to make Revolving Loans pursuant to Section 2.1. and to issue (in the case of the Issuing Lender) or participate in (in the case of the Revolving Loan Lenders) Letters of Credit pursuant to Section 2.4.(a) and 2.4.(i) and Swingline Loans pursuant to Section 2.3.(e), respectively, in an amount up to, but not exceeding (but in the case of the Revolving Loan Lender acting as the Issuing Lender excluding the aggregate amount of participations in the Letters of Credit held by other Revolving Loan Lenders), the amount set forth for such Revolving Loan Lender on its signature page hereto as such Revolving Loan Lender’s “Revolving Loan Commitment”, as set forth in the applicable Assignment and Acceptance Agreement, or as set forth in an amendment to this Agreement, as the same may be reduced from time to time pursuant to Section 2.12., increased pursuant to Section 2.16. or as appropriate to reflect any assignments to or by such Revolving Loan Lender effected in accordance with Section 13.5.

‘Revolving Loan Termination Date’ means April 22, 2022 or such later date to which the Revolving Loan Termination Date may be extended pursuant to Section 2.13.(b).

‘Sanctions Laws and Regulations’ means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of Treasury, the United States Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

‘S&P’ means S&P Global Ratings.

‘Swingline Commitment’ means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding,

$60,000,000, as such amount may be reduced from time to time in accordance with the terms hereof.

‘Total Asset Value’ means, on any date of determination, the sum of all of the following of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis:  (a) cash and Cash Equivalents, plus (b) with respect to each Property that is a Core Property or a Non-Core Property then owned by the Borrower or any Subsidiary (but excluding (A) Properties acquired by the Borrower or any Subsidiary during the immediately preceding four (4) fiscal quarter periods of the Borrower for which financial results have been reported, (B) Construction-In-Process Properties and (C) Unimproved Land), the quotient of (i) the product of (A) Net Operating Income attributable to such Property for the fiscal two (2) quarters most recently ended for which financial results have been reported, times (B) 2, divided by (ii) the Capitalization Rate, plus (c) the GAAP book value of Properties that are Core Properties or Non-Core Properties then owned which were acquired during the four (4) fiscal quarters most recently ended for which financial results have been reported, plus (d) the aggregate Construction-In-Process Value of each Construction-In-Process Property then owned, plus (e) the GAAP book value of those portions of Renovation Properties which are then vacant and under renovation, Unimproved Land, Mortgage Note Receivables and other promissory notes then owned, plus (f) Marketable Securities.  The Borrower’s pro rata share of assets held by Unconsolidated Affiliates will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.  Notwithstanding the foregoing, to the extent that more than (i) ten percent (10%) of Total Asset Value would be attributable to Mortgage Notes Receivable (with each asset valued at the lower of its acquisition cost and its fair market value); (ii) twenty percent (20%) of Total Asset Value would be attributable to Unconsolidated Affiliates (valued at the greater of their aggregate cash investment in that entity or the portion of Total Asset Value attributable to such entity or its assets (with such value determined without regard to the limitations in this sentence) as the case may be); (iii) ten percent (10%) of Total Asset Value would be attributable to Unimproved Land (with each asset valued at its GAAP book value); (iv) fifteen percent (15%) of Total Asset Value would be attributable to the Development Properties (with each asset valued at its GAAP book value and including the Borrower’s pro-rata share of the GAAP book value of Development Properties owned by Unconsolidated Affiliates); (v) ten percent (10%) of Total Asset Value would be attributable to Marketable Securities (valued in accordance with GAAP); or (vi) the aggregate of investments under clauses (i), (iii), (iv) and (v) above would exceed twenty-five percent (25%) of Total Asset Value, such excess shall be excluded from the calculation of Total Asset Value.

‘Unencumbered Pool Property Controlled Subsidiary’ means each of Inland Diversified Las Vegas Craig, L.L.C., Inland Diversified North Las Vegas Losee, L.L.C. and Dayville Property Development LLC, provided that such Persons shall only qualify as an Unencumbered Pool Property Controlled Subsidiary if at all times (a) the Borrower or a Wholly Owned Subsidiary of the Borrower is the managing member of the sole members of such Person (the “Upper Tier Venture”), (b) the Borrower or a Wholly Owned Subsidiary of Borrower owns at least a majority of the economic interest in such Person and the Upper Tier Venture, (c) the Borrower or a Wholly Owned Subsidiary of Borrower controls all operational, financing, sale and investment decisions related to such Unencumbered Controlled Pool Property (or the remedy for selling the applicable Property prior to December 27, 2018 without the consent of the holders of the balance of the interests in the Upper Tier Venture would be to allow such holders to require the redemption of their interest), (d) the Unencumbered Pool Property Controlled Subsidiary and the Upper Tier Venture have the power and authority without any limit to cause the Unencumbered Pool Property Controlled Subsidiary to be a Guarantor and to grant a Lien to secure the Obligations of Borrower under the Loan Documents, and (e) there is no contractual provision or agreement with the holder of the balance of the interests in the Upper Tier Venture and/or Unencumbered Pool Property Controlled Subsidiary that provides such holder with the right (x) to change or replace management of such Unencumbered Pool Property Controlled Subsidiary or Upper Tier Venture, (y) to obtain additional consent or approval rights, or (z) to acquire the direct or indirect interest of Borrower in such Unencumbered Pool Property Controlled Subsidiary or Upper Tier Venture, upon non-payment of any distributions to it or other default by Borrower or other Wholly Owned Subsidiary of Borrower.

‘Unencumbered Pool Value’ means, as of any date of determination, (i) (A) the annualized aggregate NOI attributable to then-current Unencumbered Pool Properties included in the Unencumbered Pool for the period of two (2) fiscal quarters most recently ended for which financial results of Parent have been reported (excluding 100% of the NOI attributable to any such Properties which constitute, as of such date, either Construction-In-Process Properties or Non-Core Properties, or which are not owned by Borrower or a Wholly Owned Subsidiary of Borrower or an Unencumbered Pool Property Controlled Subsidiary for at least the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported (or which are no longer owned by Borrower or a Wholly Owned Subsidiary of Borrower or an Unencumbered Pool Property Controlled Subsidiary as of such date)) divided by (B) the Capitalization Rate, plus (ii) the value, at cost, of all Unencumbered Pool Properties included in the Unencumbered Pool acquired by Borrower or a Wholly Owned Subsidiary of the Borrower or an Unencumbered Pool Property Controlled Subsidiary during the four (4) immediately preceding full fiscal quarters for which financial results of Borrower have been reported, plus (iii) the value, at cost, of any Unencumbered Pool Properties included in the Unencumbered Pool that are either Non-Core Properties or Construction-In-Process Properties and of those portions of the Eligible Unencumbered Pool Properties which are also Renovation Properties which are then vacant and under renovation, provided, however, (x) should the amount added under clause (iii) herein on account of Non-Core Properties, Construction-In-Process Properties and such portions of Renovation Properties constitute more than fifteen percent (15%) of the total Unencumbered Pool Value, or should the total amount of Unencumbered Pool Value attributable to Unencumbered Pool Properties leased by Borrower and the Borrowing Base Subsidiaries under Ground Leases constitute more than fifteen percent (15%) of the total Unencumbered Pool Value, such excess in each case above fifteen percent (15%) shall be excluded for purposes of calculating Unencumbered Pool Value, and (y) provided further that if any Renovation Property is an Unencumbered Controlled Pool Property, the cost attributable to such Property shall be adjusted in a manner reasonably satisfactory to the Agent to account for the minority interest in such Property.”

(b)                                 By deleting in their entirety the definitions of “Net Proceeds”, “Tangible Net Worth” and “Unused Fee” appearing in Section 1.1. of the Credit Agreement, and by deleting all references to the term “Unused Fee” in the Credit Agreement.

(c)                                  By inserting the following definitions in Section 1.1. of the Credit Agreement, in the appropriate alphabetical order:

“‘Additional Term Loan’ has the meaning given that term in Section 2.16.

‘Additional Term Loan Amendment’ has the meaning given that term in Section 2.16.

‘First Amendment Effective Date’ means April 24, 2018.

‘Fitch’ means Fitch Ratings Inc.

‘LIBOR Screen Rate’ has the meaning given that term in the definition of LIBOR.

‘Requisite Term Loan B Lenders’ means, as of any date, Term Loan B Lenders having greater than 50% of the aggregate amount of the Term Loan B Commitments (not held by Defaulting Lenders who are not entitled to vote).  Term Loan B Commitments held by Defaulting Lenders shall be disregarded when determining the Requisite Term Loan B Lenders.”

(d)                                 By deleting in its entirety Section 2.13.(b) of the Credit Agreement, and inserting in lieu thereof the following:

“(b)                           (i) The Borrower shall have the right, exercisable one time, to extend the Revolving Loan Termination Date to October 24, 2022.  The Borrower may exercise such right only by executing and delivering to the Agent at least 90 days prior to the current Revolving Loan Termination Date, a written request for such extension (a “Revolving Loan Extension Request”).  The Agent shall forward to each Revolving Loan Lender a copy of the Revolving Loan Extension Request delivered to the Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Revolving Loan Termination Date shall be extended to October 24, 2022:  (A) at the time of such notice, immediately prior to such extension and immediately after giving effect thereto, (1) no Default or Event of Default shall exist and (2) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (B) the Borrower shall have paid the Fees payable under Section 3.6.(c).

(ii)                                  In the event that the Revolving Loan Termination Date has been extended as provided in Section 2.13.(b)(i), the Borrower shall have the right, exercisable one time, to extend the Revolving Loan Termination Date to April 24, 2023.  The Borrower may exercise such right only by executing and delivering to the Agent at least 90 days prior to the current Revolving Loan Termination Date, a Revolving Loan Extension Request.  The Agent shall forward to each Revolving Loan Lender a copy of the Revolving Loan Extension Request delivered to the Agent promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the Revolving Loan Termination Date shall be extended to April 24, 2023:  (A) at the time of such notice, immediately prior to such extension and immediately after giving effect thereto, (1) no Default or Event of Default shall exist and (2) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (B) the Borrower shall have paid the Fees payable under Section 3.6.(c).”

(e)                                  By deleting in its entirety Section 2.16. of the Credit Agreement, and inserting in lieu thereof the following:

“Section 2.16. Increase of Commitments.

(a)                                 The Borrower shall have the right at any time and from time to time during the term of this Agreement to request increases in the aggregate amount of the Revolving Loan Commitments (provided that after giving effect to any increases in the Revolving Loan Commitments pursuant to this Section, the aggregate amount of the Revolving Loan Commitments may not exceed $1,200,000,000) and/or increases in the aggregate amount of the Term Loan B Commitments (provided that after giving effect to any increases in the Term Loan B Commitments pursuant to this Section, the aggregate amount of the Term Loan B Commitments may not exceed $400,000,000) by providing written notice to the Agent.  Alternatively, Borrower may request that any increase of the Revolving Loan Commitments permitted hereunder instead be made as a new term loan to Borrower (the “Additional Term Loan”), and any Additional Term Loan shall count against the maximum permitted amount of the Revolving Loan Commitments.  Each such increase in a Commitment or Additional Term Loan must be in an aggregate minimum amount of $10,000,000 and integral multiples of $5,000,000 in excess thereof.  No Lender shall be required to increase its Commitment or make any Additional Term Loan and any new Lender becoming a party to this Agreement in connection with any such requested increase or Additional Term Loan must be an Eligible Assignee.

(b)                                 If a new Revolving Loan Lender becomes a party to this Agreement, or if any existing Revolving Loan Lender agrees to increase its Revolving Loan Commitment, such Revolving Loan Lender shall on the date it becomes a Revolving Loan Lender hereunder (or increases its Revolving Loan Commitment, in the case of an existing Revolving Loan Lender) (and as a condition thereto) purchase from the other Revolving Loan Lenders its Revolving Loan Commitment Percentage (as determined after giving effect to the increase of Revolving Loan Commitments) of any outstanding Revolving Loans, by making available to the Agent for the account of such other Revolving Loan Lenders at the Principal Office, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Revolving Loan Lender plus (B) the aggregate amount of payments previously made by the other Revolving Loan Lenders under Section 2.3.(e) and Section 2.4.(j) which have not been repaid plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans.  The Borrower shall pay to the Revolving Loan Lenders amounts payable, if any, to such Revolving Loan Lenders under Section 5.4. as a result of the prepayment of any such Revolving Loans.

(c)                                  If a new Term Loan B Lender becomes a party to this Agreement in order to provide such additional Term Loan B Commitment, or if any existing Term Loan B Lender agrees to increase its Term Loan B Commitment, such Term Loan B Lender shall on the date it becomes a Term Loan B Lender hereunder (or increases its Term Loan B Commitment, in the case of an existing Term Loan B Lender) make Term Loans B to the Borrower in an aggregate principal amount equal to such new Term Loan B Lender’s Term Loan B Commitment (or the amount of the increase in its Term Loan B Commitment, in the case of an existing Term Loan B Lender), by making available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, in an aggregate principal amount equal to such new Term Loan B Lender’s Term Loan B Commitment (or the amount of the increase in its Term Loan B Commitment, in the case of an existing Term Loan B Lender).

(d)                                 If a new Lender becomes a party to this Agreement in order to provide such Additional Term Loan, or if any existing Lender agrees to make the Additional Term Loan, such Lender shall on the date it becomes a Lender with respect to the Additional Term Loan hereunder make such Additional Term Loan to the Borrower in an aggregate principal amount equal to such Lender’s commitment with respect to the Additional Term Loan as set forth in the Term Loan Amendment, by making available for the account of its applicable Lending Office to the Agent at the Principal Office, in immediately available funds, in an aggregate principal amount equal to such Lender’s commitment with respect to the Additional Term Loan as set forth in the Term Loan Amendment.

(e)                                  Subject to the satisfaction of the conditions set forth in this Section 2.16. and Section 6.2., the Agent will make the proceeds of such borrowing available to the Borrower at the account specified by Borrower.  No increase of the Commitments or Additional Term Loan may be effected under this Section if (x) a Default or Event of Default shall be in existence on the effective date of such increase or Additional Term Loan (and if the Term Loan B Commitments are being increased or an Additional Term Loan is being made, no Default or Event of Default would arise after giving pro forma effect to such increase) or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which any such Loan Party is a party is not (or would not be) true or correct in all material respects on the effective date of such increase (except for representations or warranties which expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents).  In connection with any increase in the aggregate amount of the Commitments or making of an Additional Term Loan pursuant to this Section 2.16., (i) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request and (ii) the Borrower shall, if requested by the affected Lender, make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note (including any note evidencing an Additional Term Loan), as appropriate, in the amount of such Lender’s Commitment or commitment for the Additional Term Loan, as applicable, simultaneous with the effectiveness of the applicable increase in the aggregate amount of Commitments or the making of the Additional Term Loan.  Each of the parties hereto hereby agrees that, upon the effectiveness of any increase of Commitments under this Section 2.16., the Agent may (without the consent of any Lender) amend this Agreement to the extent (but only to the extent) necessary to reflect the increase of Commitments.

(f)                                   In the event of the inclusion of an Additional Term Loan, the Borrower, the Guarantors, the Agent and the Lenders providing such Additional Term Loan shall enter into an amendment to this Agreement and the other Loan Documents, as is necessary, to evidence such Additional Term Loan and have it be evidenced, guaranteed and, as applicable, secured by the other Loan Documents (the “Term Loan Amendment”), and all Lenders not providing the Additional Term Loan hereby consent to such limited scope amendment without future consent rights, provided that any such amendment regarding the Additional Term Loan shall provide that: (A) the final maturity date of the Additional Term Loan shall be no earlier than the Revolving Loan Termination Date or the Term Loan B Termination Date, without the written consent of the Requisite Revolving Loan Lenders if such maturity date would be earlier than the then effective Revolving Loan Termination Date, or the Requisite Term Loan B Lenders if such maturity date would be earlier than the then effective Term Loan B Termination Date, (B) there shall be no scheduled amortization of the loans or reductions of commitments under the Additional Term Loan, (C) the Additional Term Loan shall be unsecured except to the extent of any collateral for the Revolving Loans and Term Loans, (D) the Additional Term Loan will rank pari passu in right of payment and with respect to security, if any, with the existing Revolving Loans and any existing Term Loans and the borrower and guarantors of the Additional Term Loan shall be the same as the Borrower and Guarantors with respect to the existing Revolving Loans and any Term Loans, (E) the interest rate margin, rate floors, fees, original issue discount and premium applicable to the Additional Term Loan shall be determined by the Borrower and the Lenders providing such Additional Term Loan, (F) the Additional Term Loan may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Revolving Loans and any existing Term Loans as shall be determined by the Borrower and the Lenders providing such Additional Term Loan, and (G) the terms of the Additional Term Loan shall be (x) substantially identical to the terms set forth herein with respect to any other existing Term Loan (except as set forth in clauses (A) through (F) above) or (y) otherwise reasonably acceptable to Agent.  In connection with the Additional Term Loan, the Borrower, the Guarantors, the Agent and each of the Lenders providing such Additional Term Loan shall execute and deliver to the

Agent the Additional Term Loan Amendment and such other documentation as the Agent shall reasonably specify to evidence, guarantee or secure the Additional Term Loan including evidence of authority to borrow, certifications and opinions as the Agent may reasonably require.  The Agent shall promptly notify each Lender as to the effectiveness of the Additional Term Loan Amendment.  The Additional Term Loan Amendment, without the consent of any other Lender, may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent, the Lenders providing the Additional Term Loan and the Borrower, to implement the terms of the Additional Term Loan, including any amendments necessary to establish the Additional Term Loan, the commitments therefor, the maturity date, participation in payments under Sections 3.2., 11.1, and 11.4, approval of amendments under Section 13.6., treatment of such Additional Term Loan on an equal and ratable basis as the Revolving Loans and Term Loans, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent, the Lenders providing the Additional Term Loan and the Borrower in connection with the establishment of such Additional Term Loan.”

(f)                                   By deleting in its entirety Section 3.6.(a) of the Credit Agreement, and inserting in lieu thereof the following:

“(a)   Facility Fee.  (i)  [Intentionally Omitted.]

(ii)  The Borrower agrees to pay to the Agent for the account of the Revolving Loan Lenders in accordance with their respective Revolving Loan Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below, based upon the applicable Level or Credit Rating Level then in effect pursuant to the definition of Applicable Margin, on the aggregate actual daily amount of the Revolving Loan Commitment:

Level (applicable when clause (a) of the definition of Applicable Margin applies)	Facility Fee Rate
1	0.15%
2	0.15%
3	0.20%
4	0.20%
5	0.30%
6	0.30%

Credit Rating Level (applicable when clause (b) of the definition of Applicable Margin applies)	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%

Credit Rating Level 5	0.30%

Such fee shall be calculated for each day and shall be payable in arrears on the last day of each March, June, September and December of each calendar year.  Any such accrued but unpaid fee shall also be payable on the Revolving Loan Termination Date or any earlier date of termination of the Revolving Loan Commitments or reduction of the Revolving Loan Commitments to zero.  Such fee shall be determined by reference to the Level or Credit Rating Level in effect from time to time pursuant to the definition of Applicable Margin; provided, however, that (A) in the event that the Applicable Margin shall be determined under clause (a) of the definition of Applicable Margin, no change in the rate of such fee resulting from a change in the Level shall be effective (1) in the case of a Compliance Certificate delivered in connection with quarterly financial statements of the Parent delivered pursuant to Section 9.3., until the date 50 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate, (2) in the case of a Compliance Certificate delivered in connection with annual financial statements of the Parent delivered pursuant to Section 9.3., until  the date 95 days following the end of the last day of the applicable fiscal period covered by such Compliance Certificate, and (3) if the Borrower shall fail to deliver a Compliance Certificate within the time period required under Section 9.3., the rate of such fee shall be determined based on Level 6 until the Borrower delivers the required Compliance Certificate, in which case the rate of such fee shall be determined as provided above effective as of the date of delivery of such Compliance Certificate, and (B) in the event that the Applicable Margin shall be determined under clause (b) of the definition of Applicable Margin, no change in the rate of such fee resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Administrative Agent receives written notice of a change pursuant to Section 9.4.(o) or receives written notice from the applicable Rating Agency of a change in such Credit Rating Level, or otherwise confirms such change through information made publicly available by such Rating Agency.”

(g)                                  By deleting in its entirety Section 5.2. of the Credit Agreement, and inserting in lieu thereof the following:

“Section 5.2.                         Suspension of LIBOR Loans.

(a)                                 Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:

(i)                                     the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or

(ii)                                  the Agent reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

(b)                                 If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 5.2.(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 5.2.(a)(i) have not arisen but the supervisor for the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBOR Screen Rate or similar reference shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to Adjusted LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  Agent may require each Guarantor to consent to such amendment.  Notwithstanding anything to the contrary in Section 13.6., such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest and a copy of the proposed amendment is provided to the Lenders, a written notice from the Requisite Lenders stating that such Requisite Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 5.02.(b), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any request for the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective and (y) if any Notice of Borrowing requests a LIBOR Loan, such borrowing shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.”

(h)                                 By deleting in its entirety Section 7.1.(z) of the Credit Agreement, and inserting in lieu thereof the following:

“(z)                            OFAC.  None of the Borrower, the Guarantors nor any Subsidiary, or any of such Persons’ respective directors, officers, or, to the knowledge of Borrower and Parent, any employees, agents, advisors or Affiliates of Borrower, any Guarantor or any Subsidiary (i) is (or will be) a Person: (A) that is, or is owned or controlled by Persons that are:  (1) the subject or target of any Sanctions Laws and Regulations or (2) located, organized or resident in a country or territory that is itself, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation as of the First Amendment Effective Date Crimea, Cuba, Iran, North Korea, and Syria (collectively, “Sanctioned Countries”) or (B) with whom any Lender is prohibited or restricted from doing business under Sanctions Laws and Regulations, including, those Persons named on OFAC’s Specially Designated and Blocked Persons list or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (ii) is not and shall not engage in any dealings or transactions or otherwise be associated with any such Person (any such Person, a “Designated Person”) except as is authorized or not prohibited under Sanctions Laws and Regulations.”

(i)                                     By deleting in its entirety Section 8.15(a) of the Credit Agreement, and inserting in lieu thereof the following:

“(a)                           The Borrower shall not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Unconsolidated Affiliate or other Person to fund any activities or business of, in or with any Designated Person or Sanctioned Country, in any manner that would result in a violation of applicable Sanctions Laws and Regulations or applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations, in any applicable jurisdiction by any party to this Agreement.”

(j)                                    By deleting in its entirety Section 10.1. of the Credit Agreement, and inserting in lieu thereof the following:

“Section 10.1.                  Financial Covenants.

The Borrower shall not permit:

(a)                                 Maximum Leverage Ratio.  The Leverage Ratio to exceed the ratio of 0.60 to 1.00 at any time; provided, however, that for any one (1) period (but only one (1) period during the term of this Agreement) of up to four (4) consecutive fiscal quarters immediately following a Material Acquisition of which Borrower has given Agent written notice, the Leverage Ratio may exceed the ratio of 0.60 to 1.00 but shall not exceed the ratio of 0.65 to 1.00 during such period.

(b)                                 Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA for the two (2) fiscal quarters of the Parent most recently ended to (ii) Fixed Charges for such period, to be less than 1.5 to 1.00 at any time.

(c)                                  [Intentionally Omitted.]

(d)                                 [Intentionally Omitted.]

(e)                                  [Intentionally Omitted.]

(f)                                   Secured Indebtedness.  The ratio of (i) Secured Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent, determined on a consolidated basis, to (ii) Total Asset Value to exceed .45 to 1.00 at any time.

(g)                                  Unsecured Leverage.  The ratio of (i) the aggregate Unsecured Indebtedness of the Parent, the Borrower, or any Subsidiary of Parent, determined on a consolidated basis, to (ii) Unencumbered Pool Value to exceed 0.60 to 1.00 at any time; provided, however, that for any one (1) period (but only one (1) period during the term of this Agreement) of up to four (4) consecutive fiscal quarters immediately following a Material Acquisition of which Borrower has given Agent written notice, the ratio of (x) the aggregate Unsecured Indebtedness of the Parent, the Borrower or any Subsidiary of Parent, determined on a consolidated basis, to (y) Unencumbered Pool Value may exceed 0.60 to 1.00 but shall not exceed the ratio of 0.65 to 1.00 during such period.

(h)                                 Unsecured Debt Interest Coverage Ratio.  The Unsecured Debt Interest Coverage Ratio to be less than 1.75 to 1.00 at any time.”

(k)                                 By deleting in its entirety Section 10.4. of the Credit Agreement, and inserting in lieu thereof the following:

“Section 10.4.                  [Intentionally Omitted.]”

3.                                      Loan Commitments.

(a)                                 As of the “Effective Date” (as hereinafter defined) of this Amendment and following satisfaction of all conditions thereto as set forth in Section 11 hereof, the amount of each Revolving Loan Lender’s Revolving Loan Commitment shall be the amount set forth on Schedule 1 attached hereto.

(b)                                 On the Effective Date of this Amendment the outstanding principal balance of the Revolving Loans shall be reallocated among the Revolving Loan Lenders such that the outstanding principal amount of Revolving Loans owed to each Revolving Loan Lender shall be equal to such Revolving Loan Lender’s Revolving Loan Commitment Percentage of the outstanding principal amount of all Revolving Loans.  The participation interests of the Lenders in Swingline Loans and Letters of Credit shall be similarly adjusted.  On the Effective Date, each of those Revolving Loan Lenders whose Revolving Loan Commitment Percentage is increasing shall advance the funds to the Administrative Agent and the funds so advanced shall be distributed among the Revolving Loan Lenders whose Revolving Loan Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Loans.

(c)                                  As of the Effective Date, Associated Bank, National Association (“Exiting Lender”) shall no longer be a Revolving Loan Lender or have a Revolving Loan Commitment, and Exiting Lender shall have no further duties or obligations with respect to the Revolving Loan Commitment from and after the Effective Date.  The Lenders consent to any non-pro rata payment to Exiting Lender on the Effective Date as may be necessary to pay all principal, interest, fees and other amounts due to Exiting Lender with respect to its Revolving Loan Commitment and Revolving Loans, and Borrower shall pay all such amounts due to Exiting Lender as of the Effective Date.  Nothing herein shall effect any other Commitment of Exiting Lender other than the Revolving Loan Commitment of Exiting Lender.

(d)                                 For the avoidance of doubt, nothing in this Amendment modifies the Term Loan B Commitment or the Term Loan B Termination Date.

4.                                      Term Loan A.  Agent, Lenders, Borrower and Guarantor acknowledge that Term Loan A is no longer outstanding.

5.                                      References to Credit Agreement.  All references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement, as modified and amended herein.

6.                                      Acknowledgment of Borrower and Guarantor.  Borrower and Guarantor hereby acknowledge, represent and agree that the Loan Documents, as modified and amended herein, remain in full force and effect and constitute the valid and legally binding obligation of Borrower and Guarantor, as applicable, enforceable against Borrower and Guarantor in accordance with their respective terms (except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity), and that the execution and delivery of this Amendment does not constitute, and shall not be deemed to constitute, a release, waiver or satisfaction of Borrower’s or Guarantor’s obligations under the Loan Documents.

7.                                      Representations and Warranties.  Borrower and Guarantor represent and warrant to Agent and the Lenders as follows:

(a)                                 Authorization.  The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby (i) are within the authority of Borrower and Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of the Borrower and Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrower or Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrower or Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of incorporation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, any of the Borrower or Guarantor or any of their respective properties or to which any of the Borrower or Guarantor is subject, and (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any of the Borrower or Guarantor.

(b)                                 Enforceability.  This Amendment and any agreements executed and delivered in connection herewith are valid and legally binding obligations of Borrower and Guarantor enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)                                  Approvals.  The execution, delivery and performance of this Amendment and any agreements executed and delivered in connection herewith and the transactions contemplated hereby and thereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained and any disclosure filings with the SEC as may be required with respect to this Amendment.

(d)                                 Reaffirmation.  Borrower and Guarantor reaffirm and restate as of the date hereof each and every representation and warranty made by the Borrower and Guarantor and their respective Subsidiaries in the Loan Documents or otherwise made by or on behalf of such Persons in connection therewith except for representations or warranties that expressly relate to an earlier date.

8.                                      No Default.  By execution hereof, the Borrower and Guarantor certify that as of the date of this Amendment and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

9.                                      Waiver of Claims.  Borrower and Guarantor acknowledge, represent and agree that none of such Persons has any defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever arising on or before the date hereof with respect to the Loan Documents, the administration or funding of the Loan or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender pursuant to or relating to the Loan Documents, and each of such Persons does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action arising on or before the date hereof, if any.

10.                               Ratification.  Except as hereinabove set forth, all terms, covenants and provisions of the Credit Agreement remain unaltered and in full force and effect, and the parties hereto do hereby expressly ratify and confirm the Loan Documents as modified and amended herein.  Guarantor hereby consents to the terms of this Amendment.  Nothing in this Amendment or any other document delivered in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, extinguishment or substitution of the indebtedness evidenced by the Notes or the other obligations of Borrower and Guarantor under the Loan Documents.

11.                               Effective Date.  This Amendment shall be deemed effective and in full force and effect (the “Effective Date”) upon confirmation by the Agent of the satisfaction of the following conditions:

(a)                                 the execution and delivery of this Amendment by Borrower, Guarantor, Agent and the Lenders;

(b)                                 the delivery to Agent of a Revolving Note duly executed by the Borrower in favor of each Revolving Loan Lender whose Revolving Loan Commitment is increasing in the principal face amount set forth next to such Revolving Loan Lender’s name on Schedule 1 attached hereto;

(c)                                  the delivery to Agent of a Swingline Note duly executed by the Borrower in favor of Swingline Lender in the principal face amount of the Swingline Commitment as increased pursuant to this Amendment;

(d)                                 the delivery to Agent of an opinion of counsel to the Borrower and the Guarantor addressed to the Agent and the Lenders covering such matters as the Agent may reasonably request;

(e)                                  receipt by Agent of evidence that the Borrower shall have paid all fees due and payable with respect to this Amendment, the extension of the Revolving Loan Termination Date and the increase of the Revolving Loan Commitment;

(f)                                   delivery to Agent of a Compliance Certificate satisfactory to Agent, adjusted to give pro forma effect to the advance of the Revolving Loans to be made on or about the date hereof; and

(g)                                  the Borrower shall have paid the reasonable fees and expenses of Agent in connection with this Amendment and the transactions contemplated hereby.

12.                               Accrued Interest and Fees.  All interest and fees accrued prior to the date of this Amendment under provisions of the Credit Agreement modified by this Amendment shall remain payable at the due dates set forth in the Credit Agreement.

13.                               Amendment as Loan Document.  This Amendment shall constitute a Loan Document.

14.                               Counterparts.  This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

15.                               MISCELLANEOUS.  THIS AMENDMENT SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors, successors-in-title and assigns as provided in the Credit Agreement.

[CONTINUED ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have hereto set their hands and affixed their seals as of the day and year first above written.

BORROWER:

KITE REALTY GROUP, L.P., a Delaware limited partnership

By:	Kite Realty Group Trust, its sole General Partner

By:	/s/ Daniel R. Sink
Daniel R. Sink, Executive Vice President and
Chief Financial Officer

GUARANTOR:

KITE REALTY GROUP TRUST

By:	/s/ Daniel R. Sink
Name:	Daniel R. Sink
Title:	Executive Vice President and Chief Financial Officer

[Signatures Continued On Next Page]

[SIGNATURE PAGE TO FIRST AMENDMENT TO FIFTH

AMENDED AND RESTATED CREDIT AGREEMENT - KEYBANK/KITE 2018]

LENDERS:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ James Komperda
Name:	James Komperda
Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Gary J. Katunas
Name:	Gary J. Katunas
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Elizabeth Johnson
Name:	Elizabeth Johnson
Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Winita Lau
Name:	Winita Lau
Title:	Senior Vice President

REGIONS BANK

By:	/s/ Lee Surtees
Name:	Lee Surtees
Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Curt M. Steiner
Name:	Curt M. Steiner
Title:	Senior Vice President

SUNTRUST BANK

By:	/s/ Alexander Rownd
Name:	Alexander Rownd
Title:	Vice President

[Signatures Continued On Next Page]

[SIGNATURE PAGE TO FIRST AMENDMENT TO FIFTH

AMENDED AND RESTATED CREDIT AGREEMENT - KEYBANK/KITE 2018]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Frederick H. Denecke
Name: Frederick H. Denecke
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Sarah E. Beeson
Name: Sarah E. Beeson
Title: Senior Vice President

BARCLAYS BANK PLC

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

CITIBANK, N.A.

By:	/s/ John Rowland
Name: John Rowland
Title: Vice President

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/ Michael P. Perillo
Name: Michael P. Perillo
Title: VP

THE HUNTINGTON NATIONAL BANK

By:	/s/ Lisa M. Mahoney
Name: Lisa M. Mahoney
Title: Assistant Vice President

RAYMOND JAMES BANK, N.A.

By:	/s/ Scott Axelrod
Name: Scott Axelrod
Title: Senior Vice President

ASSOCIATED BANK, NATIONAL ASSOCIATION

By:	/s/ Shawn S. Bullock
Name: Shawn S. Bullock
Title: Senior Vice President

[SIGNATURE PAGE TO FIRST AMENDMENT TO FIFTH

AMENDED AND RESTATED CREDIT AGREEMENT - KEYBANK/KITE 2018]

SCHEDULE 1

Revolving Loan Lender:	Revolving Loan Commitment Amount:
KeyBank National Association	$55,000,000.00
Bank of America, N.A.	$55,000,000.00
JPMorgan Chase Bank, N.A.	$55,000,000.00
Capital One, National Association	$45,000,000.00
Fifth Third Bank	$45,000,000.00
PNC Bank, National Association	$45,000,000.00
Regions Bank	$45,000,000.00
SunTrust Bank	$45,000,000.00
U.S. Bank National Association	$45,000,000.00
Wells Fargo Bank, National Association	$45,000,000.00
Barclays Bank PLC	$30,000,000.00
Citibank, N.A.	$30,000,000.00
The Huntington National Bank	$30,000,000.00
Raymond James Bank, N.A.	$30,000,000.00